Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Brass and Copper Holdings, Inc. Announces Organizational Changes

•	Scott B. Hamilton, General Counsel and Corporate Secretary, to retire

•	Anne-Marie W. D’Angelo promoted to the role of General Counsel and Corporate Secretary

Schaumburg, IL. — November 16, 2017 — Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“Global Brass and Copper”) announces that Scott B. Hamilton, will retire from Global Brass and Copper on March 1, 2018. Effective November 10, 2017, Mr. Hamilton stepped down from his role as General Counsel and Corporate Secretary. Until his retirement, Mr. Hamilton will serve as an Executive Advisor to the Company’s Chief Executive Officer. Also, effective November 10, 2017, Ms. Anne-Marie W. D’Angelo assumed the role of General Counsel and Corporate Secretary.

“From everyone at Global Brass and Copper, we would like to thank Scott for his contributions to our company. Scott has been critical in establishing the legal and governance framework of our organization, and played a key role in preparing for and executing our initial public offering on the New York Stock Exchange in February 2013. We wish him all the best in his well-earned retirement and in all other future endeavors,” said John Wasz, Global Brass and Copper’s President and Chief Executive Officer.

Mr. Wasz continued, “Since joining Global Brass and Copper earlier this year as Associate General Counsel, Anne-Marie has developed a solid understanding of the business and a sense of the risks, challenges, and opportunities involved. She possesses a keen business perspective that compliments her legal expertise.”

Prior to joining Global Brass and Copper, Ms. D’Angelo spent 13 years at McDonald’s Corporation, holding various roles of increasing responsibility, most recently serving as the Assistant U.S. General Counsel. Ms. D’Angelo holds a juris doctor degree from the University of Notre Dame and a bachelor’s degree from the College of the Holy Cross. She is a member of the State Bar of Illinois.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc., through our wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products sold through our Olin Brass, Chase Brass and A.J. Oster subsidiaries. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707